Exhibit 10.30

LIONBRIDGE US, INC.

760 WHALERS WAY, BUILDING C, SUITE 110

FORT COLLINS, COLORADO

TABLE OF CONTENTS

ARTICLE I		1

1.1	DESCRIPTION	1
1.2	EXCEPTION AND RESERVATION	1
1.3	DEFINITIONS	1

ARTICLE II		2

2.1	TERM	2
2.2	MINIMUM RENT	2
2.3	ADDITIONAL SERVICES PROVIDED	2
2.4	ADDITIONAL RENT	2
2.5	OPERATING EXPENSES	3
2.6	SECURITY DEPOSIT	3
2.7	PAYMENT OF CHARGES	4
2.8	CURRENCY	4

ARTICLE III		4

3.1	TENANT’S USE	4
3.2	TENANT FINISH	4
3.3	UTILITIES	5
3.4	SIGNS	5
3.5	ARCHITECTURAL CONTROL	5
3.6	ENVIRONMENTAL HAZARDS AND INDEMNITY	5

ARTICLE IV		6

4.1	LANDLORD’S DUTY TO REPAIR	6
4.2	TENANT’S DUTY TO REPAIR	6
4.3	SURRENDER OF PREMISES	7
4.4	TENANT’S ALTERATIONS	7
4.5	MECHANIC’S LIEN	8
4.6	ROOF	8

ARTICLE V		8

5.1	LIABILITY OF TENANT	8
5.2	NOTICE OF CLAIM OR SUIT	8
5.3	LIABILITY INSURANCE	9
5.4	PLATE GLASS RESPONSIBILITY	9
5.5	FAILURE TO PROCURE INSURANCE	9
5.6	INCREASE IN FIRE INSURANCE PREMIUM	9
5.7	PROPERTY OF TENANT	9
5.8	WAIVER OF SUBROGATION	9
5.9	STIPULATIONS	9

ARTICLE VI		9

6.1	PARTIAL DESTRUCTION	9
6.2	SUBSTANTIAL DESTRUCTION	10

ARTICLE VII		10

7.1	TENANT ASSIGNMENT	10

ARTICLE VIII		11

8.1	TENANT’S DEFAULT	11
8.2	TENANT’S OBLIGATION	12
8.3	SECURITY INTEREST	12
8.4	LEGAL REMEDIES	13
8.5	ATTORNEY’S FEES	13

ARTICLE IX		13

9.1	CONTROL OF COMMON AREA	13
9.2	EMPLOYEE PARKING AREA	13

ARTICLE X		13

10.1	PARTIAL TAKING	13
10.2	SUBSTANTIAL TAKING	13
10.3	AWARD	14

i

ARTICLE XI		14

11.1	LANDLORD’S RIGHT OF ENTRY	14
11.2	QUIET ENJOYMENT	14
11.3	RELOCATION OF TENANT	14
11.4	WAIVER	14
11.5	TRADE FIXTURES	14
11.6	SUBORDINATION	15
11.7	NOTICES	15
11.8	FINANCIAL REPORTS	15
11.9	RECORDING	15
11.10	AMENDMENT	15
11.11	DOCUMENTATION	15
11.12	HOLDING OVER-DOUBLE LAST MONTH’S RENT	15
11.13	WAIVER OF JURY TRIAL	16
11.14	CONTROLLING LAW	16
11.15	TIME OF THE ESSENCE	16
11.16	NO PARTNERSHIP	16
11.17	PARTIAL INVALIDITY	16
11.18	SUCCESSORS	16
11.19	DISCLAIMER	16
11.20	ADDITIONAL PROVISIONS	16

EXHIBIT A		18

EXHIBIT B		19

EXHIBIT C		20

EXHIBIT C-1		21

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is dated this 23rd day of December, 2008, by and between Horizon West Property Management, Inc. a Colorado corporation, hereinafter referred to as “Landlord”, as agent for Morgan Holdings, LLC, GratefulDV, LLC, and DNT Timberline Lakes, LLC (collectively, “Owner”), and Lionbridge US, Inc., a Delaware corporation, hereinafter referred to as “Tenant”. Mitchell M. Morgan (“Morgan”) is the sole member of Morgan Holdings, LLC, and David P. Veldman (“Veldman”) is the sole member of GratefulDV, LLC. Morgan and Veldman are real estate professionals and real estate brokers licensed in the State of Colorado acting on their own behalf.

WITNESSETH:

ARTICLE I

PREMISES

1.1	DESCRIPTION. Landlord, in consideration of the Rent to be paid and the covenants and agreements to be performed by Tenant, does hereby lease to Tenant and Tenant leases and accepts from Landlord, subject to the terms and conditions of this Lease, the premises commonly known as 760 Whalers Way, Building C, in the suite presently known as of the date of this Lease, as Suite 110, Fort Collins, Colorado, (the “Demised Premises”) and as outlined on the attached Exhibit “A”, said exhibit incorporated herein.

The Demised Premises are deemed to be 758 square feet which square footage will become the numerator of the fraction used to determine Tenant’s Pro-rata Share as described in Article 1.3 of this Lease.

1.2	EXCEPTION AND RESERVATION. Landlord reserves and excepts from the Demised Premises, the roof and exterior walls of the Building of which the Demised Premises are a part, and further reserves the right to construct additional improvements on and around the Building of which the Demised Premises are a part as may be reasonably necessary or advisable, which determination shall be in the sole discretion of Landlord.

1.3	DEFINITIONS. Whenever the following words or phrases are used in this Lease, said words or phrases shall have the following meaning:

(a)	“Building” shall mean the existing building, commonly known as 760 Whalers Way, Building C, Fort Collins, Colorado 80525, located in the Business Center, deemed to consist of approximately 7,084 rentable square feet.

(b)	“Building Common Areas” shall include hallways, entrance areas, stairways, elevators, if any, restroom facilities, and any other areas available for the common use by other tenants in the Building, their employees, and business invitees.

(c)	“Business Center” shall mean the Building and all of the buildings within the five building office complex known as the Boardwalk at the Landings Association (the “Association”), parking facilities, common facilities, and the like, and as the same may from time to time be altered, together with the structures which may from time to time be included thereon by any of the owners within the Association.

(d)	“Common Area” shall include the parking areas, service roads, loading facilities, sidewalks, and green areas of the Business Center, and any other areas now constructed or to be constructed for the use in common by the Tenant, other tenants in the Business Center and their employees and business invitees, subject, however, to the terms of this Lease and reasonable rules and regulations prescribed from time to time by the Landlord. Tenant acknowledges that the Common Area is controlled by the Association pursuant to a recorded Declaration of Covenants, Conditions, and Restrictions for the Boardwalk at the Landings Association and that Landlord is a member of the Association.

(e)	“Pro-rata Share” shall mean the total amount of the item being shared, multiplied by a fraction, the numerator of which shall be the floor area of the Demised Premises, and the denominator of which shall be the total net leasable square footage of the Building of which the Demised Premises is a part. The denominator for this particular space will be 7,084. Adjustments will be necessary if the net leasable square footage of the Building is increased or decreased for any reason at a later date. At the Commencement Date of this Lease, Tenant’s Pro-rata Share is agreed to be 10.7%.

ARTICLE II

TERMS AND RENT

2.1	TERM. The original term of this Lease shall be for a period of six (6) Months, commencing on December 28, 2008 (the “Commencement Date”), and expiring at 12:00 PM (Noon) on June 30, 2009, unless sooner terminated under the terms of this Lease.

2.2	MINIMUM RENT. Tenant covenants and agrees to pay without deductions or set-off, as minimum rent (“Minimum Rent”) for the Demised Premises for the full term of the Lease, the sum of Four Thousand One Hundred Sixty Eight and 98/100 Dollars ($4,168.98), which amount shall be payable in monthly installments without notice or demand, as follows:

December 28, 2008 through December 31, 2008:	$-0-
January 1, 2009 through June 30, 2009:	$694.83 Per Month

Said Minimum Rent is payable in advance on or before the first day of each calendar month during the term of this Lease at the offices of the Landlord or at such other place as the Landlord or Owner may hereinafter designate from time to time by written notice to Tenant. Checks shall be made payable to: Horizon West Property Management, Inc., 760 Whalers Way, Building A, Suite #200, Fort Collins, CO 80525. Tenant agrees that Minimum Rent payments and OER charges, as described in Article 2.4, will be subject to a late fee of five percent (5%) if received after five (5:00) p.m. on the tenth (10th) of the month due, and ten percent (10%) if received after five (5:00) p.m. on the fifteenth (15th) of the month.

If the Commencement Date of the Lease is other than the first of the month, Tenant shall pay a prorata portion of said monthly Minimum Rent for the remainder of said month.

2.3	ADDITIONAL SERVICES PROVIDED. Landlord shall provide the following services to Tenant at the times and in the manner provided to other tenants of the Building. The cost of these services, unless indicated otherwise, shall be included in Operating Expenses, as defined in Article 2.5.

(a)	janitorial service for Building Common Areas only;

(b)	electrical and gas service;

(c)	heating and air conditioning services;

(d)	fire, casualty and general liability Building insurance, together with rent insurance in such sums as may be determined by Landlord;

(e)	water and sewer services;

(f)	all exterior maintenance;

(g)	trash service;

(h)	parking lot upkeep;

(i)	all Common Area maintenance and related taxes and insurance;

(j)	real property taxes.

2.4	ADDITIONAL RENT. In addition to all other payments to Landlord by Tenant required hereunder, Tenant shall pay to Landlord in each year or portion thereof during the term of this Lease, or any renewal or extension thereof, as Additional Rent, Tenant’s Pro-rata Share of the annual Operating Expenses, as defined in Article 2.5 (“OER”).

Landlord shall provide to Tenant a statement of projected Tenant’s Pro-rata Share of Operating Expenses at the beginning of each calendar year, and Tenant shall pay the entire amount due and owing in twelve (12) equal monthly installments together with the Minimum Rent payments, to Landlord at the address shown in Article 2.2. In this instance, Landlord has estimated Tenant’s share of OER for the 2009 calendar year to be based on Nine and 20/100 Dollars ($9.20) per square foot or Six Thousand Nine Hundred Seventy Two and 00/100 Dollars ($6,972.00) on an annual basis, payable in monthly installments of Five Hundred Eighty One and 00/100 Dollars ($581.00) commencing on January 1, 2009.

Within ninety (90) days of the completion of the year-end accounting for the Building, or as soon as practical thereafter, Landlord shall compute Tenant’s Pro-rata Share of Operating Expenses and shall provide a summary to Tenant reflecting the actual amounts incurred for such calendar year. In the event Tenant’s Pro-rata Share of the actual Operating Expenses for such calendar year shall exceed the aggregate of the projected Operating Expenses installments actually collected by Landlord from Tenant, Tenant shall pay to Landlord within thirty (30) days following Tenant’s receipt of a statement, the amount of such excess. However, if Tenant’s Pro-rata Share of the actual Operating Expenses for such calendar year is less than the aggregate of the projected Operating Expenses installments actually collected by Landlord from Tenant, Landlord shall pay or credit to Tenant within thirty (30) days after Tenant’s receipt of the statement, the amount of the overpayment of the projected Operating Expenses installments. If the expiration or termination of this Lease occurs other than on the last day of a calendar year, the amount to be paid by Tenant or reimbursed to Tenant hereunder shall be a pro-rata amount based on the ratio of the number of days of the term of this Lease in such last calendar year to 365 days. The obligation of Tenant for the payment of Minimum Rent and Additional Rent (collectively, the “Rent”) shall survive the termination of this Lease. Failure or delay of Landlord in connection with this paragraph shall not constitute a waiver or renunciation of its rights therein.

2.5	OPERATING EXPENSES. For the purpose of this Lease, Operating Expenses shall mean the total amounts incurred or paid by Landlord in connection with the ownership, management, maintenance, repair, replacement and operation of the Building. Such expenses shall include, but shall not be limited to: Janitorial and cleaning contracts and restroom supplies and cleaning equipment for the Building Common Areas; all management fees and costs for the Building; heating and air conditioning for the Building; electricity, gas, and water and sewer usage fees for the Building, excluding any utility usage fees for electricity, gas, or water and sewer supplied to and paid by individual tenants; maintenance and repair of the exterior of the Building, including the roof, foundation and structural portions of the Building; maintenance and repair of the Building Common Areas; the Building’s proportionate share of all costs to maintain the Common Area; insurance costs; landscaping services; leasing or amortization of capital improvements made to the Building after the date of the execution of this Lease that reduce the operating or energy expenses, improve life safety or security systems, or are required under any governmental law or regulation that was not applicable at the time the Building was constructed, such cost to be amortized over such reasonable period as determined at Landlord’s sole discretion, together with interest on the unamortized balance at a rate equal to ten percent (10%) per annum at the time such capital improvement is put into service; and taxes. Taxes, for the purposes of this paragraph, shall mean: personal property taxes on property and equipment used in the operation and maintenance of the Building; all real estate taxes including state equalization factor, if any, payable (adjusted after protest or litigation, if any) for any part of the term of this Lease, exclusive of penalties or discounts, on the Building; any taxes which shall be levied in lieu of any such taxes on the gross rentals of the Building; any special assessments against the Building which shall be required to be paid during the calendar year in respect to which taxes are being determined; and the expense of contesting the amount or validity of any such taxes, charges, or assessments, including tax consultant fees, such expense to be applicable to the period of the item contested.

2.6

SECURITY DEPOSIT. Concurrent with the execution of this Lease by Tenant, Tenant shall pay to Landlord the sum of Two Thousand Five Hundred Fifty and 83/100 Dollars ($2,550.83) of which Five Hundred Eighty One and 00/100 Dollars ($581.00)

shall apply to OER and Six Hundred Ninety Four and 83/100 Dollars ($694.83) shall apply to Minimum Rent for the first full month of the Lease. The balance of One Thousand Two Hundred Seventy Five and 00/100 Dollars ($1,275.00) shall remain on deposit with Owner during the term of this Lease and any extensions as security for the payment of Rent and the full and faithful performance by Tenant of the covenants and conditions of this Lease. In the event of default, the sum shall be retained by Owner and may be applied toward damages arising from such default. Said deposit shall not be construed as liquidated damages. Within sixty (60) days after the yielding of said premises at the termination of this Lease by Tenant, and providing no default has occurred, said sum shall be returned to Tenant. If any monies are withheld from the same, the Landlord shall provide a written accounting as to why the monies were withheld. No interest shall be payable on the deposit. It is understood that Owner shall always have the right to apply said deposit or portion thereof to the curing of any default that may exist. Should Owner convey its interest under this Lease, the deposit, or the part or portion thereof not previously applied, shall be turned over to Owner’s grantees or assignees; and, in the event of such a grant or assignment, Tenant hereby releases Owner from any liability with respect to the deposit and Tenant agrees to look solely to such grantee or assignee and this provision shall further apply to any subsequent grantees or assigns. Tenant agrees it will not assign, pledge, mortgage or otherwise hypothecate its interest in the security deposit. It is agreed that the sum is not made in payment of Rent, but is paid solely as security by Tenant for the full and faithful performance of the obligations and terms of the Lease. Should the entire deposit or any portion thereof be appropriated and applied by Owner or Landlord for the payment of overdue Rent or any other sums due and payable to Landlord by Tenant, then Tenant shall, upon written demand by Landlord, remit to Landlord for delivery to Owner a sufficient amount in cash to restore said security to the original sum deposited, and Tenant’s failure to do so within ten (10) days after receipt of such demand shall constitute a breach of this Lease.

2.7	PAYMENT OF CHARGES. All Rent and other charges to be paid by Tenant shall be paid as provided in this Lease and the nonpayment of any item when due (or with monthly payments if not otherwise provided for herein) shall constitute a breach and default under the terms of this Lease thereby entitling Landlord to terminate the same and repossess itself of the Demised Premises and to seek judgment for the unpaid Rent and any other damage the Landlord may have suffered. If, however, Landlord elects to waive the breach by Tenant and accepts the tendered late payment, it is agreed that this acceptance is not a waiver by Landlord of any rights Landlord may have regarding subsequent default.

2.8	CURRENCY. All monies due from Tenant to Landlord under this Lease, whether as Rent or otherwise, are to be paid in lawful currency of the United States, as then exists. The parties hereto agree that if for any reason dollars are no longer lawful currency of the United States, then all monies due from Tenant to Landlord hereunder shall be payable in lawful currency of the United States as may exist at the time the particular payment is made.

ARTICLE III

USE OF PREMISES

3.1	TENANT’S USE. The Demised Premises shall be used and occupied by Tenant solely as office space and for no other purpose without Landlord’s prior written consent. Tenant shall comply with all rules, regulations and laws of any governmental authority with respect to use and occupancy, and shall not violate in any manner any of the exclusive use rights granted by Landlord to any other tenants in the Building, which exclusive use provisions contained in said leases are available for Tenant’s inspection.

3.2	TENANT FINISH. Tenant hereby accepts the Demised Premises and all appurtenances thereto in their current, “as is” condition. Tenant shall be responsible for all tenant finish on the Demised Premises. Tenant shall first submit to Landlord any such drawings, layouts, samples of material and any other information Landlord deems necessary to demonstrate the finish anticipated by Tenant. No such finish work shall be undertaken until Landlord has given its written approval, which written approval shall not be unreasonably withheld, provided, however, Tenant acknowledges that no tenant finish shall be allowed which, in the opinion of Landlord, is not consistent with the overall scheme of the Building.

All construction work done by Tenant or Tenant’s contractor within the Demised Premises shall be performed in a good and workmanlike manner, in compliance will all governmental requirements and the requirements of any contract or deed of trust to which Landlord may be a part, and in such manner as to cause a minimum of interference with other construction in progress or with the transaction of business in the Building. Tenant agrees to indemnify Landlord and hold it harmless against any loss, liability or damage resulting from such work, and Tenant shall, if requested by Landlord, furnish bond or other security satisfactory to Landlord against any such loss, liability or damage.

3.3	UTILITIES. Landlord agrees to pay for Tenant’s requirements of electric current, gas, sewer, heat, water, and all other utilities and all taxes or charges on such utility services which are used on or attributable to the Demised Premises, which utilities shall be included in the Operating Expenses as defined in Article 2.5 of this Lease. In no event shall Landlord be liable for any interruption or failure in the supply of any utilities to the Demised Premises. In the event that Tenant’s consumption of electricity in the conduct of Tenant’s business in the Demised Premises exceeds the average consumption of electricity for general office space usage, then Tenant shall pay for the excess consumption, which cost Landlord shall reasonably estimate based on historical consumption records.

3.4	SIGNS. Tenant shall not place on any exterior door, wall, or window of the Demised Premises any sign or advertising matter without first obtaining Landlord’s written approval and consent. Tenant agrees to maintain such sign or advertising matter as approved by Landlord in good condition and repair. All signs shall comply with the architectural control placed on the Building by the Association and also shall comply with all applicable ordinances or other governmental restrictions and the prompt compliance therewith shall be the responsibility of the Tenant. In this regard, Tenant acknowledges that no sign or window treatment will be allowed which contains neon lighting without written consent of Landlord. Any such sign shall be in line with the overall plan of the Building. No sign shall be approved until a colored rendering of the same has been submitted to Landlord and approved by Landlord.

Any signs erected or placed in or on the Demised Premises by Tenant may be removed by Tenant during the term hereof only with the prior written consent of Landlord. Upon the expiration or sooner termination of this Lease, all signs placed by Tenant must be removed and all damage caused by the erection, maintenance, or removal of any or all signs shall be fully repaired at the expense of Tenant.

3.5	ARCHITECTURAL CONTROL. Tenant acknowledges that Landlord shall have complete architectural control over any improvements constructed in the Building. In this regard, any improvements to be constructed by Tenant shall not be undertaken unless all renderings, specifications, drawings and other material as may be required by Landlord regarding the same have been submitted to Landlord and received Landlord’s written approval. In this regard, Tenant acknowledges that the Demised Premises are part of the overall scheme of design in the Building and Landlord shall have the final decision as to any improvements constructed therein whether by Landlord or Tenant.

3.6

ENVIRONMENTAL HAZARDS AND INDEMNITY. Tenant will not use or operate the Demised Premises in any manner such that the Demised Premises are not in compliance with all applicable federal, state and local environmental statutes, regulations, ordinances, and any permits, approvals or judicial or administrative orders issued thereunder; nor shall Tenant operate in the Demised Premises or use any portion of the Building or any area of the Common Area in any manner such that the Demised Premises, any area adjacent to the Demised Premises, the Building, or the Common Area, may or do become contaminated by any hazardous substance, pollutant or contaminant, or petroleum, including crude oil or any fraction thereof, giving rise to liability under any federal, state or local environmental statute or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, or under any common law claim for personal injury or property damage, or for injunctive relief. Whether or not Tenant or Landlord has actual knowledge of the existence of any environmental condition which becomes subject to this environmental indemnity, Tenant hereby agrees to indemnify, defend and hold harmless Landlord and its agents, affiliates, officers, directors and employees of and from any and all liability, claims, demands, actions and causes of action whatsoever arising out of or related to Tenant’s contamination of the Demised Premises, any area adjacent to the Demised Premises, any portion of the Building, or any area of the Common Area by any hazardous substance, pollutant or contaminate, petroleum, or the like.

ARTICLE IV

MAINTENANCE AND REPAIRS

4.1	LANDLORD’S DUTY TO REPAIR. Landlord shall keep in good repair and maintain the foundation, exterior walls and roof of the Building in which the Demised Premises are located. Landlord shall repair major Building systems, such as main electrical distribution source, main sewage drain lines, and heating and ventilation equipment, if any, serving the Building. Tenant acknowledges that, provided the foregoing repairs are not required to be made by reason of negligence of the Tenant, its agents, affiliates, officers, directors and employees, such maintenance and any upkeep of the exterior of the Building and the Building’s share of any maintenance in the Common Area of the Business Center, such as painting, repairs, striping, parking lot surface maintenance, etc., if undertaken by Landlord or the Association, shall be considered Common Area maintenance and subject to the provisions of Article 2.5 above.

Tenant agrees that if any conditions exist within the Demised Premises, the Building, the Building Common Areas, or the Common Area that would create the basis of a constructive eviction of the Tenant, or a claim against Landlord for the failure to complete any required tenant finish or to make any repairs or undertake any maintenance for which Landlord is responsible under the terms of this Lease, Tenant shall give Landlord prompt notice of such condition or default in writing. Landlord shall have thirty (30) days after receipt of said written notice to correct or cure said condition or default. If such condition or default is of a nature that cannot be reasonably cured within thirty (30) days, and Landlord has begun to attempt to cure such condition or default and continues with reasonable diligence to do so thereafter, Landlord shall be given the additional time reasonably necessary to complete the cure of the condition or alleged default. Tenant shall have no claims and shall not file any action against Landlord for constructive eviction or any breach of this Lease for failure to complete any required tenant finish or to make any necessary repairs or maintain any portion of the Demised Premises, the Building, the Building Common Areas, or the Common Area unless and until Tenant has first provided written notice of such condition or default, and Landlord has failed to cure or begin to cure the condition or default within thirty (30) days after receipt of such notice.

4.2	TENANT’S DUTY TO REPAIR. Except as provided for in Article 4.1 of this Lease as being required of the Landlord, Tenant shall:

a.	keep and maintain in good order, condition and repair (including any such replacement and restoration as is required for that purpose) the Demised Premises and every part thereof and any and all appurtenances thereto wherever located, including but not limited to, light fixtures, light bulbs, ballasts, carpeting or other flooring, doors, door frames, door checks, door locks, and interior windows, window frames, window coverings, and walls within the Demised Premises, all electrical wiring, electrical switches and electrical outlets serving the Demised Premises, ceiling tiles and ceiling grids, and all HVAC airflow grills, louvers and covers;

b.	use chair mats in front of desks on all flooring areas to protect carpet and floor material from damage and excessive wear;

c.	keep and maintain the Demised Premises in a clean, sanitary and safe condition and in accordance with all directions, rules and regulations of the proper officials of the government agencies having jurisdiction, at the sole cost and expense of Tenant, and Tenant shall comply with all requirements of law by statute, ordinance or otherwise, affecting the Demised Premises and all appurtenances thereto. If Tenant refuses or neglects to commence and to complete repairs promptly and adequately, Landlord may, but shall not be required to, make and complete said repairs and Tenant shall pay the cost thereof to Landlord as Additional Rent upon demand.

4.3	SURRENDER OF PREMISES. At termination of this or any renewal term, Tenant agrees to deliver the Demised Premises in the same condition as received by it on the Commencement Date, (subject to the removals hereinafter required), reasonable wear and tear excepted, and shall surrender all keys for the Demised Premises to Landlord at the place then fixed for the payment of Rent and shall inform Landlord of all combination of locks, safes and vaults, if any, in the Demised Premises. Tenant agrees to pay $5.00 for each key not returned under the terms of this paragraph. Tenant, during the last thirty (30) days prior to the expiration of the term of this Lease, shall remove all its trade fixtures, including the removal of its sign from the Building fascia, if any, and all window graphics as required in Article 3.4 and, to the extent required by Landlord by written notice, any other installations, alterations or improvements provided herein, before surrendering the Demised Premises as aforesaid.

In addition to the above, within thirty (30) days after the expiration or sooner termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove all telephone, telecommunication, satellite reception, computer network, and Tenant specific electrical wiring installed by Tenant during the term of this Lease in the Demised Premises or anywhere in the Building or the Business Center outside of the Demised Premises, including, without limitation, the plenums or risers of the Building (collectively, “Tenant Wiring”). Notwithstanding the preceding, Landlord reserves the right to elect by written notice to Tenant prior to the termination of the Lease to retain all or part of Tenant Wiring (“Landlord’s Wiring Election”). Tenant shall confirm that Landlord has been provided with the most recent Tenant Wiring Plan, as hereinafter defined in Article 4.4, and shall covenant to Landlord that Tenant is the sole owner of Tenant Wiring, has the right to surrender Tenant Wiring free of all liens and encumbrances, and that Tenant Wiring is in good condition, in working order, properly labeled, capped and sealed in proper junction boxes, and in safe condition. In the event Landlord’s Wiring Election does not include all of Tenant Wiring, Tenant shall remove such portion of Tenant Wiring excluded from Landlord’s Wiring Election, which removal shall be in accordance with all City of Fort Collins code regulations, shall be in accordance with the latest edition of the National Electrical Code (NEC) as promulgated periodically by the National Fire Protection Association (NFPA), and shall be completed without damaging or limiting the functionality of any Tenant Wiring to be retained in the Building pursuant to Landlord’s Wiring Election.

Tenant’s obligation to observe or perform under this covenant shall survive the expiration or other termination of the Lease term. Tenant shall be responsible for the cost to repair any damage to the Demised Premises caused by Tenant’s removal of its trade fixtures and Tenant Wiring. Furthermore, any items remaining in the Demised Premises on the termination date of this Lease shall be deemed abandoned for all purposes and shall become the property of Landlord and the latter may dispose of the same without liability of any type or nature. In the event that Tenant fails or refuses to observe or perform the obligations set forth in this Article 4.3, Landlord may remove any or all of Tenant Wiring and restore the Demised Premises or the Building, as the case may be, to their condition prior to the installation of Tenant Wiring, and apply all or any portion of Tenant’s Security Deposit toward the payment of any costs or expenses incurred by Landlord to satisfy Tenant’s obligations. The retention or application of Tenant’s Security Deposit by Landlord shall not constitute a limitation on or waiver of Landlord’s right to seek further remedy under law or equity.

4.4

TENANT’S ALTERATIONS. Tenant shall not alter the Demised Premises (except for repairs as aforesaid), and shall not install any fixtures or equipment or Tenant Wiring to be used in connection with Tenant’s business which affect the Demised Premises in any manner without first obtaining the written approval of Landlord to such fixtures and equipment and Tenant Wiring, and Landlord’s approval of the manner in which said fixtures and equipment and Tenant Wiring are to be installed and located in the Demised Premises. Prior to or upon installation of Tenant Wiring, Tenant shall provide to Landlord a diagram of Tenant Wiring (“Tenant Wiring Plan”), which plan shall be updated from time to time whenever changes are made to Tenant Wiring. Tenant shall at all times comply with all applicable laws with respect to Tenant Wiring. In the event that during the term of this Lease, Tenant intends to discontinue to use or to abandon any of Tenant Wiring, Tenant shall give not less than a thirty (30) day prior written notice to Landlord of Tenant’s intention, accompanied by an update to the Tenant Wiring Plan with reasonable description of the current type, quantity, points of commencement and termination, and routes of Tenant Wiring, and Landlord shall have the right to exercise Landlord’s Wiring Election as set forth in Article 4.3.

4.5	MECHANIC’S LIEN. If Tenant makes any alterations or improvements in the Demised Premises, Tenant must pay for same when made. Nothing in this Lease shall be construed to authorize Tenant or any person dealing with or under Tenant to charge the rents of the Demised Premises or the property of which the Demised Premises form a part or the interest of Landlord in the estate of the Demised Premises or any person under and through whom Landlord has acquired its interest in the estate of the Demised Premises with a mechanic’s lien or encumbrance of any kind, and under no circumstances shall Tenant be construed to be the agent, employee or representative of Landlord in the making of any such alterations or improvements to the Demised Premises, but, on the contrary, the right or power to charge any lien, claim or encumbrance of any kind against Landlord’s rents or the Demised Premises is denied. So long as the laws of this state shall provide for the filing of statutory bond to eliminate the attachment of mechanic’s or materialmen’s lien to real estate, Tenant shall require that its contractor or itself take such steps prior to the initiation of any construction to insure that said bond shall be obtained. If a mechanic’s or materialmen’s lien is threatened by any contractor or supplier, or in the event of the filing of a notice of any such lien, Tenant will promptly pay same and take steps immediately to have same removed. If same is not removed within ten (10) days from the date of written notice from Landlord, Landlord shall have the right, at Landlord’s option, of paying the same or any portion thereof and the amounts so paid, including attorney’s fees and expenses connected therewith and interest at the rate of two percent (2%) over the prime interest rate as published from time to time in the Wall Street Journal or eighteen (18%) per annum, whichever is greater, on any sums paid or advanced shall be deemed to be additional rent due from Tenant to Landlord and shall be paid to Landlord immediately upon rendition to Tenant of bill. Tenant will indemnify and save harmless Landlord from and against all loss, claims, damages, costs or expenses suffered by Landlord by reason of any repairs, installations or improvements made by Tenant.

4.6	ROOF. Tenant will not cause or permit accumulation of any debris or extraneous matter on the roof of the Demised Premises, will not in any manner cut or drive nails into or otherwise mutilate the roof of the Demised Premises, and will be responsible for any damage caused to the roof by any acts of Tenant, its agents, servants, employees, or contractors of any type or nature.

ARTICLE V

INSURANCE

5.1	LIABILITY OF TENANT. Tenant shall protect, indemnify and save Owner and Landlord harmless from and against any or all liability and expense of any kind arising from injuries or damages to persons or property on the Demised Premises arising out of or resulting in any way from its use of the Demised Premises during the term of this Lease, unless such liability arises out of or results from Owner’s or Landlord’s willful or grossly negligent act or omission.

5.2	NOTICE OF CLAIM OR SUIT. Tenant agrees to promptly notify Landlord of any claim, action, proceeding or suit instituted or threatened against Owner or Landlord, or both. In the event Owner or Landlord, or both, is made a party to any action for damages which Tenant has herewith indemnified Owner and Landlord against, then Tenant shall pay all costs and shall provide effective counsel in such litigation or shall pay, at Landlord’s option, the attorney’s fees and costs incurred in connection with said litigation by Owner and Landlord.

5.3	LIABILITY INSURANCE. Tenant agrees to maintain at its expense at all times during the Lease term a Business Owner’s Policy providing for Commercial General Liability insurance properly protecting and indemnifying Owner and Landlord and naming Owner and Landlord as additional insureds, in an amount not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate combined single limit for bodily injury and property damage, written by insurers licensed to do business in the State of Colorado and rated A+ or better in the Best’s Rating Guide. Tenant shall deliver to Landlord evidence of such insurance, which shall declare that the respective insurer may not cancel the same in whole or in part without giving Owner and Landlord written notice of its intentions to do so at least thirty (30) days in advance.

5.4	PLATE GLASS RESPONSIBILITY. Tenant shall be responsible for plate glass.

5.5	FAILURE TO PROCURE INSURANCE. In the event Tenant shall fail to procure insurance required under this Article V and fail to maintain the same in force continuously during the term, Landlord shall be entitled to procure the same and Tenant shall immediately reimburse Landlord for such premium expense.

5.6	INCREASE IN FIRE INSURANCE PREMIUM. Tenant agrees not to keep upon the Demised Premises any article or goods which may be prohibited by the standard form of fire insurance policy. It is agreed between the parties that in the event the insurance rates applicable to fire and extended coverage insurance covering the Demised Premises shall be increased by reason of any use of the Demised Premises made by Tenant, then Tenant shall pay to Landlord such increases in insurance as shall be occasioned by said use.

5.7	PROPERTY OF TENANT. Tenant agrees that all property owned by it in, on or about the Demised Premises shall be at the sole risk and hazard of Tenant. Neither Owner nor Landlord shall be liable or responsible for any loss of or damage to Tenant, or anyone claiming under or through Tenant, or otherwise, whether caused by or resulting from a peril required to be insured hereunder, or from water, steam, or gas leakage, plumbing, electricity or electrical apparatus, pipe or apparatus of any kind, the elements or other similar or dissimilar causes, and whether or not originating in the Demised Premises or elsewhere, irrespective of whether or not Owner or Landlord may be deemed to have been negligent with respect thereto, and provided such damage or loss is not the result of an intentional or willful wrongful act of Owner or Landlord.

5.8	WAIVER OF SUBROGATION. Tenant agrees that, if any property owned by it and located in the Demised Premises shall be damaged or destroyed by an insured peril, neither Owner nor Landlord shall have any liability to Tenant, nor to any insurer of Tenant, for or in respect of such damage or destruction, and Tenant shall require all policies of risk insurance carried by it on its property in the Demised Premises to contain or be endorsed with a provision in and by which the insurer designated therein shall waive its right of subrogation against Owner and Landlord.

5.9	STIPULATIONS. The parties hereto further agree to have the following stipulation placed on any insurance policy regarding the subject property: “It is hereby stipulated that this insurance shall not be invalidated should the insured waive in writing, prior to any loss, any or all right of recovery against any party for loss occurring to the property described herein.”

ARTICLE VI

FIRE OR OTHER CASUALTY

6.1	PARTIAL DESTRUCTION. In the event of the partial destruction by fire or any other casualty of the Building in which the Demised Premises are located, Landlord shall restore or repair said Building and improvements with reasonable diligence. Landlord shall expend such sums as required to repair or restore improvements to the condition they were in immediately prior to the date of the destruction. A just and proportionate part of the Rent payable by Tenant to the extent that such is damaged or destruction renders the Demised Premises untenable and was not caused by Tenant shall abate from the date of such damage or destruction until such premises are repaired or restored.

6.2	SUBSTANTIAL DESTRUCTION. If the Demised Premises shall be so damaged by fire or other casualty or happening as to be substantially destroyed, then Landlord shall have the option to terminate this Lease by giving Tenant written notice within thirty (30) days after such destruction and, if such damage was not caused by Tenant, any unearned Rent shall be apportioned and returned to Tenant. If Landlord does not elect to cancel this Lease as aforesaid, then the same shall remain in full force and effect and Landlord shall proceed with all reasonable diligence to repair and restore the Demised Premises to the condition they were in prior to the date of such destruction, and during the time said premises are so destroyed and totally untenable, if such damage was not caused by Tenant, the Rent shall be abated.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1	TENANT ASSIGNMENT OR SUBLET.

(a)	Tenant shall not transfer or assign this Lease or any interest herein, or mortgage or hypothecate this Lease or any interest herein, or permit the use of the Demised Premises by any person or persons other than Tenant, or sublet the Demised Premises in whole or in part without Landlord’s prior written consent, in each instance. This prohibition against assigning or subletting shall be construed to include any transfer of this Lease from Tenant by merger, consolidation, liquidation or otherwise by operation of law, including the change or conversion of Tenant to a limited liability company, a limited liability partnership or any other entity which possesses the characteristics of limited liability. If Tenant is a corporation, the issuance or transfer of any of the shares of stock of said corporation which results in a change in the ownership of (i) the voting control and/or (ii) the majority of the issued and outstanding stock of said corporation, as compared with such ownership on the date of this Lease, shall be deemed to be an assignment prohibited hereby.

(b)	At Landlord’s discretion, Landlord’s consent will not be granted in the event of any of the following conditions (which list is not to be construed as all inclusive): (i) Tenant is in default under the terms of this Lease; (ii) the proposed transferee is not, in Landlord’s sole opinion, a reputable company; (iii) the proposed transferee does not have, in Landlord’s sole opinion, a net worth at least equal to that of Tenant’s net worth at the time of execution of this Lease; (iv) the proposed transferee, in Landlord’s sole opinion, does not have the same or greater managerial or operational skills of the Tenant and, based on the proposed transferee’s sales history, is not capable of generating the same or greater level of operating income; (v) the use of the Demised Premises by the proposed transferee is not identical to the use permitted by this Lease, or violates or creates any potential violation of any laws or agreements affecting the Demised Premises, or violates any existing exclusive use agreement with any other tenant in the Building.

(c)	Any attempted transfer, assignment or subletting in contravention of this Article VII shall be void, shall confer no rights upon any third person, and shall constitute a breach of this Lease.

(d)

In the event that Tenant shall at any time during the term of this Lease sublet all or any part of the Demised Premises or assign this Lease either with the consent of Landlord as hereinbefore provided or without the consent of Landlord, it is mutually agreed that Tenant, and Tenant’s guarantors, if any, shall continue to remain fully liable under all of the terms, covenants and conditions of this Lease including, but not limited to, the provisions for the payment of Rent and Additional Rent. Furthermore, the consent of Landlord to any transfer, assignment or subletting shall not be deemed to be a consent by Landlord to any subsequent transfer, assignment or subletting. The acceptance of any rental payments by Landlord from any alleged assignee shall not constitute approval or consent by Landlord of the assignment of this Lease. In the event that any transfer, assignment or subletting results in Rent in excess of that due by Tenant hereunder, Landlord shall be entitled to the whole amount of such excess.

(e)	In the event that Tenant shall seek Landlord’s permission to assign this Lease or sublet the Demised Premises, Tenant shall provide to Landlord the name, address and financial statement of the proposed assignee or sublessee and such other information concerning such proposed assignee or sublessee as Landlord, in Landlord’s sole discretion, may require. It shall further be a condition to any consent by Landlord to an assignment or a subletting that such request shall be accompanied by a certified check in the amount of Five Hundred & 00/100 Dollars ($500.00) from Tenant to reimburse Landlord for administrative and legal expenses for the review and/or preparation of appropriate legal documents.

(f)	It is expressly understood and agreed that this Lease and all rights of Owner hereunder shall be fully and freely assignable by Owner without notice to or the consent of Tenant. In the event of any sale, transfer or assignment by Owner, or any subsequent Owner hereunder, to any party, then the Owner whose interest is thus sold, transferred, leased, or otherwise conveyed shall be and hereby is completely released and forever discharged from any and all covenants, obligations, and liability of Landlord and Owner hereunder.

ARTICLE VIII

DEFAULT AND RE-ENTRY

8.1	TENANT’S DEFAULT. Failure on the part of Tenant to pay the Rent when due, or the failure of Tenant to promptly and faithfully keep and perform every covenant, condition, agreement and obligation of this Lease other than payment of Rent on the part of Tenant to be kept and performed for more than ten (10) days after written notice of such default shall have been given to Tenant, shall, at the option of Landlord, cause the forfeiture of this Lease, without, however, releasing Tenant from liability, as hereinafter provided, and if such default shall not be corrected within the applicable period aforesaid, possession of the Demised Premises and all improvements thereon shall be delivered to Landlord and thereupon Landlord shall be entitled to and may take immediate possession of the Demised Premises, any other notice or demand being hereby waived. Tenant agrees to quit and deliver possession of the Demised Premises to Landlord or Landlord’s assigns, successors or agents, when this Lease terminates by limitation or forfeiture, and Tenant agrees that the Demised Premises shall be in substantially the same order and in as good condition as received, normal wear and use excepted.

In addition, failure on the part of Tenant to pay the Rent or any other sums due hereunder within the time specified herein shall also subject Tenant to a penalty of one and one-half percent (1 1/2%) of said payments for each month from the date said payment was due until the date said payment is made.

Notwithstanding anything in this Lease to the contrary, and without limiting Landlord’s other rights and remedies provided for in this Lease or at law or equity, if Tenant is in default under any covenant, condition, or agreement of this Lease more than two (2) times within any twelve (12)-month period, irrespective of whether or not such default is cured, and irrespective of whether it is a different covenant, condition, or agreement, Landlord, at its sole election and in its sole and absolute discretion, and without notice to Tenant, may do one or more of the following in addition to all other rights: (i) Landlord may require Tenant to increase the security deposit by an amount that Landlord determines, in its sole and absolute discretion, is necessary to protect its interests, provided that such amount does not exceed three (3) months of the then applicable monthly Rent, which increase shall be paid by Tenant immediately upon demand by Landlord; (ii) Charge a fee (the “Penalty Fee”) in addition to any other fee or penalty provided for in this Lease, on the third occurrence of Tenant’s violation of any covenant, condition, or agreement, as Additional Rent, of two hundred fifty & 00/100 dollars ($250.00), which Penalty Fee shall automatically increase for each additional violation of any covenant, condition, or agreement in this Lease by twenty-five percent (25%) over the previous most recently charged Penalty Fee ; (iii) Cancel and terminate Tenant’s right to exercise all or any option(s) and rights granted to Tenant under Article 11.20 of this Lease, if any; (iv) Require that beginning with the first monthly installment of Minimum Rent next due, the Minimum Rent and OER shall no longer be paid in monthly installments, but shall be payable in advance on a quarterly basis, on the first day of the first month of each calendar quarter; (v) Declare the third or subsequent violation of any covenant, condition or agreement in this Lease a noncurable Event of Default and pursue any or all remedies hereunder.

8.2	TENANT’S OBLIGATION. Tenant covenants that any forfeiture, annulment or voidance of this Lease shall not relieve Tenant from the obligation to make the monthly payments of Rent. In case of default by Tenant, Landlord may relet the Demised Premises as the agent for and in the name of Tenant, at any Rent readily acceptable, applying the proceeds first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, toward all costs incurred by Landlord for leasing commissions, interior renovation of the Demised Premises to accommodate a replacement tenant, rent concessions, abatements, and the like, all of which shall be deemed to be Additional Rent; third, to the payment of Rent and OER due and unpaid hereunder; and the balance, if any, shall be retained by Landlord. Tenant hereby agrees that if Landlord shall recover or take possession of said premises as aforesaid and be unable to relet and rent the same so as to realize a sum equal to the Rent and Additional Rent hereby reserved, Tenant shall immediately pay to Landlord on demand, as current liquidated damages, any loss or difference of Rent for the residue of the Term, including all costs incurred by Landlord with respect to such reletting of the Demised Premises. Should Landlord at any time terminate the estate of Tenant hereby created by this Lease for any breach, in addition to any other remedies Landlord may have, Landlord may recover from Tenant all damages Landlord may incur by reason of such breach, including the cost of recovering the Demised Premises, reasonable attorneys’ fees and brokerage fees.

Landlord shall have the right to re-enter the Demised Premises to assume and take possession of the whole or any part thereof, and to remove all persons or personal property by direct or summary action, or in a different type of suit or proceeding, by force, or otherwise, without being deemed guilty of trespass or other actionable wrong by reason thereof, and without being liable for the damages therefore or in connection therewith, and after demand made therefore, Tenant or anyone in possession claiming under Tenant shall be deemed guilty of unlawful detainer and subject to such summary or other action as may be provided by law.

Landlord, irrespective of the date on which its right of re-entry shall have accrued or be exercised, shall have the right, exercisable without notice to or demand upon Tenant or any other person, whether for Rent or possession or otherwise, to forfeit this Lease and terminate the estate of Tenant hereby created.

In any and every event, Landlord shall not be deemed to have accepted any surrender of the Demised Premises or of the leasehold estate created hereby from Tenant, or anyone acting in Tenant’s behalf, unless Landlord by an agreement in writing shall declare explicitly that it intends thereby to effect acceptance of the surrender and to release Tenant from liability.

8.3	SECURITY INTEREST. Tenant grants and the Landlord shall have a lien as security for the payment of the Rent aforesaid upon all the goods, inventory, equipment, wares, chattels, implements, fixtures, tools and other personal property, which are or may be put on the Demised Premises. All exemptions of such property, or any of it, are hereby waived. Tenant agrees to execute and deliver to Landlord Uniform Commercial Code (UCC) Financing Statements in sufficient form to reflect the security interest hereby granted. Landlord shall, in addition to all of its rights hereunder, also have all of the rights and remedies of a secured party under the UCC as adopted by the State of Colorado.

In the event Tenant shall fail or refuse to pay any Rent in full when due, Tenant hereby grants to Landlord the right to enter upon the Demised Premises and to seize any or all property legally subject to said lien; to hold said property until Tenant shall have paid all of the rental arrears plus a reasonable amount to compensate for the costs of seizure and storage; or additional at Landlord’s option, to sell such property pursuant to the procedures and notice requirements of state law.

8.4	LEGAL REMEDIES. In addition to all rights and remedies granted to Landlord by the terms of this Lease, Landlord shall have available to it any and all rights and remedies available at law or in equity, or under the statutes of the State of Colorado. No remedy granted in this Lease or otherwise conferred upon or reserved to Landlord shall be considered exclusive of any other remedy, but all remedies shall be cumulative and shall be in addition to every other remedy given under this Lease or now or hereafter existing at law or in equity or by statute.

8.5	ATTORNEY’S FEES. In the event that either party shall be required to engage legal counsel for the enforcement of any of the terms of this Lease, whether such employment shall require institution of suit or other legal services required to secure compliance on the part of the other party, the non prevailing party shall be responsible for and shall promptly pay to the prevailing party the reasonable value of said attorney’s fees.

ARTICLE IX

COMMON AREA

9.1	CONTROL OF COMMON AREA. All parking areas, driveways, entrances and exits thereto, sidewalks, ramps, landscaped areas, exterior stairways, and all other Common Area and facilities provided by the Association for the common use of tenants of the Business Center and their officers, agents, employees, and customers shall at all times be subject to the exclusive control and management of the Association and the Association shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to the use of all such Common Area and facilities. The Association shall have the right to operate and maintain the same in such manner as the Association, in its sole discretion, shall determine from time to time, including without limitation the right to employ all personnel and to make all rules and regulations pertaining to and necessary for the proper operation and maintenance of said Common Area and facilities. The Association shall have the exclusive right at any and all times to close any portion of the Common Area for the purpose of making repairs, changes or additions thereto and may change the size, area or arrangement of the parking areas or the lighting thereof within or adjacent to the existing areas and may enter into agreements with adjacent owners for cross-easements for parking, ingress or egress. In the event that the lighting controls for the Common Area shall be located in the Demised Premises, then the Association in such event shall have the right to enter the Demised Premises of Tenant for the purpose of adjusting or otherwise dealing with the said controls as required.

9.2	EMPLOYEE PARKING AREA. Tenant and its employees shall park their motor vehicles in such areas as Landlord shall from time to time designate as employee parking areas.

ARTICLE X

EMINENT DOMAIN

10.1	PARTIAL TAKING. If a portion of the Demised Premises shall be taken as herein provided for public improvements or otherwise under the exercise of the right of eminent domain and the Demised Premises shall continue to be reasonably suitable for the use which is herein authorized, then the Rent herein provided shall be reduced from the date of such taking in direct proportion to the reduction in usefulness of the Demised Premises.

10.2

SUBSTANTIAL TAKING. If the real estate hereby leased or a part thereof sufficient to render the Demised Premises wholly unfit for the use herein authorized shall be condemned or acquired by grant or otherwise, for the widening of streets or for other public improvements, or shall otherwise be taken in the exercise of the right of eminent domain, Tenant shall have the right, at Tenant’s option, to terminate and cancel this

Lease on thirty (30) days written notice to Landlord, and, under this Article, Tenant shall be liable only for Rents and other charges accrued and earned to the date of surrender of possession of said premises to Landlord and for the performance of other obligations maturing prior to said date.

10.3	AWARD. Tenant shall not be entitled to participate or receive any part of the damages or award which may be paid to or awarded Landlord by reason of a taking under this Article except where said award shall provide for moving or other reimbursable expenses for the Tenant under applicable statute in which event the latter sum shall be received by Tenant.

ARTICLE XI

GENERAL PROVISIONS

11.1	LANDLORD’S RIGHT OF ENTRY. Landlord reserves the right at all reasonable times during the term of this Lease, and at all times during emergencies, for Landlord or Landlord’s agents to enter the Demised Premises for the purpose of inspecting or examining the same, or to show the same to prospective purchasers or tenants, and to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable. During the ninety (90) days prior to the expiration of the term of this Lease or any renewal term, Landlord may exhibit the Demised Premises with prior notice to Tenant and so as not to interfere with regular use of the space, to prospective tenants or purchasers, and place upon the Demised Premises the usual notices advertising the Demised Premises for sale or lease, as the case may be, which notices Tenant shall permit to remain thereon without molestation. If Tenant shall not be personally present to open and permit an entry into said premises, at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key or may forcibly enter the same, without rendering Landlord or such agents liable therefore, and without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the Building or any part thereof, except as otherwise herein specifically provided.

11.2	QUIET ENJOYMENT. Landlord agrees that, if the Rent is being paid in the manner and at the time prescribed and the covenants and obligations of Tenant being all and singular kept, fulfilled, and performed, Tenant shall lawfully and peaceably have, hold, possess, use and occupy and enjoy the Demised Premises so long as this Lease remains in force, without hindrance, disturbance, or molestation from Landlord, subject to the specific provisions of this Lease.

11.3	RELOCATION OF TENANT. Circumstances may arise in which Landlord shall find it necessary, advisable or advantageous to relocate Tenant, either temporarily or permanently, to another floor or area of the Building in which the Demised Premises are located. In such circumstances, and only after thirty (30) days’ written notice to Tenant, Landlord, at Landlord’s expense, may relocate Tenant to another location in the Building. Such relocation shall be conducted in a manner designed to minimize interference with Tenant’s daily business or operations. The relocation site shall be of equal size and comparable accessibility. Tenant and Landlord shall execute an amendment hereto reflecting the change in the description of the premises leased.

11.4	WAIVER. Waiver by Landlord of any default, breach or failure of Tenant under this Lease shall not be construed as a waiver of any subsequent or different default, breach or failure. In case of a breach by Tenant of any of the covenants or undertakings of Tenant, Landlord nevertheless may accept from Tenant any payment or payments hereunder without in any way waiving Landlord’s right to exercise the right of re-entry hereinbefore provided for by reason of any other breach or lapse which was in existence at the time such payment or payments were accepted by Landlord.

11.5	TRADE FIXTURES. At the expiration of this Lease or renewal thereof, provided Tenant is not in default, Tenant shall have the right to remove any trade fixtures installed by Tenant on the Demised Premises and shall repair any damage to the Demised Premises caused by such removal. Notwithstanding the foregoing, Landlord shall have a lien upon said fixtures, or any additions thereto, during the term as security for the faithful performance by Tenant of the conditions required of it.

11.6	SUBORDINATION. Upon request of Landlord, Tenant shall subordinate its right hereunder to the lien of any mortgage or mortgages, or the lien resulting from any other method of financing or refinancing now or hereafter in force against the real estate and/or Building of which the Demised Premises are a part or against any Buildings hereafter placed upon said real estate of which the Demised Premises are apart.

11.7	NOTICES. Any notice or demand which Landlord may desire or be required to give to Tenant shall be in writing, may be issued by Landlord’s agent or representative, and shall be deemed sufficiently given or rendered if delivered personally to Tenant or any of Tenant’s employees or agents at the Demised Premises, or if sent by certified or registered United States mail, postage prepaid, addressed to Tenant at the Demised Premises, and any such notice or demand shall be deemed to have been given at the time when it is personally delivered or three (3) days subsequent to mailing. Any notice or demand by Tenant to Landlord shall be in writing and must be served by certified or registered United States mail, postage prepaid, addressed to Landlord at: c/o Horizon West Property Management, Inc., 760 Whalers Way, Building A, Suite #200, Fort Collins, CO 80525. Either party shall have the right to change its address for notice by giving notice as provided above.

11.8	FINANCIAL REPORTS. As an inducement to Landlord to enter into this Lease, Tenant shall provide Tenant’s most recent financial statement for Landlord’s review prior to Landlord’s execution of this Lease. During the term of this Lease or any extensions thereof, Landlord may reasonably request Tenant to provide its most recent financial statement. Said request shall be in writing and Tenant shall submit the requested financial information to Landlord within fifteen (15) days after said request is delivered to Tenant. Landlord reserves the right to request that any financial information provided is in a format reasonably acceptable to Landlord. Landlord agrees that it will not disclose any aspect of Tenant’s financial information which Tenant designates as confidential, except (a) to Landlord’s mortgagee or prospective purchasers of the Building; (2) in litigation between Landlord and Tenant; or (3) if required by court order.

11.9	RECORDING. Tenant, upon request of Landlord, shall join the execution of a memorandum of this Lease for the purpose of recordation. Such memorandum shall describe the parties, the Demised Premises, the term of this Lease, and any security interest granted in this Lease, and shall incorporate this Lease by reference and include such other portions which Landlord deems appropriate to effectuate the purpose of such recordatioan.

11.10	AMENDMENT. Oral agreements in conflict with any of the terms of this Lease shall be without force and effect. All amendments are to be in writing executed by the parties or their respective successors in interest.

11.11	DOCUMENTATION. Tenant does covenant and agree to execute and deliver to Landlord within ten (10) days from the date of request thereof, such supplemental documents as may be required by Landlord or Landlord’s lender in connection with this Lease, including estoppel certificates in a form required by Landlord or Landlord’s lender, which certificates may include information as to any modifications of this Lease, dates of commencement of term and termination date of Lease, that Lease is in full force and effect and that Landlord is not in default of any terms hereof.

11.12	HOLDING OVER - DOUBLE LAST MONTH’S RENT. If Tenant remains in possession of the Demised Premises after the termination of this Lease, whether by expiration of the Lease term or otherwise, without a written agreement as to such possession, Tenant shall be deemed a month-to-month tenant. The minimum monthly Rent during such holdover tenancy shall be two hundred percent (200%) the monthly Minimum Rent paid for the tenancy under this Lease prior to said expiration or termination. No holding over by Tenant shall operate to renew or extend this Lease without the written consent of Landlord to such renewal or extension having been first obtained. Tenant shall indemnify Landlord against loss or liability resulting from the delay by Tenant in surrendering possession of the Demised Premises including, without limitation, any claims made by a succeeding tenant with regard to any succeeding occupancy caused by such holdover period.

11.13	WAIVER OF JURY TRIAL. To the maximum extent permitted by law, Landlord and Tenant each waive right to trial by jury in any litigation arising out of or with respect to this Lease.

11.14	CONTROLLING LAW. This Lease and all terms hereunder shall be construed consistent with the Laws of the State of Colorado.

11.15	TIME OF THE ESSENCE. Time is of the essence with respect to the performance of each and every provision of this Lease.

11.16	NO PARTNERSHIP. It is understood that Landlord does not in any way or purpose become a partner or joint venturer with Tenant in the conduct of Tenant’s business.

11.17	PARTIAL INVALIDITY. If any term or condition of this Lease or the application thereof to any person or event shall to any extent be invalid and unenforceable, the remainder of this Lease in the application of such term, covenant, or condition to persons or events other than those to which it is held invalid or unenforceable shall not be affected and each term, covenant, and condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

11.18	SUCCESSORS. The provisions, covenants, and conditions of this Lease shall bind and inure to the benefit of the legal representatives, successors and assigns of each of the parties, except that no assignment or subletting by Tenant shall be permitted without the written consent of Landlord.

11.19	DISCLAIMER. This Lease has important legal consequences to the parties, and each of the parties should consult legal, tax or other appropriate counsel before signing. Each of the parties acknowledges, represents and warrants that it has been advised to seek independent legal representation concerning the transaction contemplated by this Lease, and that such party has sought such counsel or has made its own, independent determination that such counsel is not necessary. Each of the parties acknowledges, represents and warrants that it has not relied upon any statement or representation made by the other party, or by officers, employees or agents of the other party (including, without limitation, any property manager or leasing agent for such party) with respect to the legal consequences of the transaction contemplated by this Lease or of any particular term, condition or provision of this Lease.

11.20	ADDITIONAL PROVISIONS.

A.	OPTION TO RENEW. Provided that (a) this Lease is in full force and effect, (b) Tenant is unchanged and is itself operating its business in the whole of the Demised Premises, Tenant hereby acknowledging that the rights conferred by this Section 11.20A are personal to Tenant, and (c) Tenant is not in default under this Lease both at the time of exercise of this option and at the time the renewal term is scheduled to commence, Tenant shall be given the option to renew this Lease (the “Option”) for one (1) additional term of six (6) months (the “Option Period”).

The Option Period shall commence on the date and hour following the original fixed expiration date. The tenancy resulting from the exercise of the Option shall be upon the same terms and conditions as set forth in this Lease except that the monthly Minimum Rent for the Option Period shall be Seven Hundred Fifty Eight and 00/100 ($758.00) per month.

Subject to the foregoing, the Option may be exercised upon Tenant’s giving Landlord written notice thereof, in accordance with Section 11.7 of this Lease, no earlier than May 1,2009 nor later than May 31,2009, time being of the essence with respect to Tenant’s exercise thereof. If (1) Tenant does not exercise the Option during the period when the Option is available, or (2) this Lease is no longer in full force and effect for any reason, Tenant shall have no further option to extend the Lease Term.

IN WITNESS WHEREOF, this Lease has been executed effective the day and year first above written.

LANDLORD:

HORIZON WEST PROPERTY MANAGEMENT, INC., a Colorado corporation,

as agent for Owner

BY:	/s/ David Veldman	12/30/08
	David Veldman, VP	Date

TENANT:
LIONBRIDGE US, INC. a Delaware corporation

BY:	/s/ Satish Maripuri	12/28/08
Date
TITLE:	Chief Operating Officer

EXHIBIT “A” ATTACHED TO AND MADE A PART OF THE LEASE AGREEMENT BETWEEN HORIZON WEST PROPERTY MANAGEMENT, INC. (LANDLORD), AS AGENT FOR MORGAN HOLDINGS, LLC, GRATEFULDV, LLC, AND DNT TIMBERLINE LAKES, LLC, AND LIONBRIDGE US, INC. (TENANT).

DEMISED PREMISES

760 Whalers Way, Building C, Suite 110

Fort Collins, Colorado

[Schamatic Provided]

EXHIBIT “B” ATTACHED TO AND MADE A PART OF THE LEASE AGREEMENT BETWEEN HORIZON WEST PROPERTY MANAGEMENT, INC. (LANDLORD), AS AGENT FOR MORGAN HOLDINGS, LLC, GRATEFULDV, LLC, AND DNT TIMBERLINE LAKES, LLC, AND LIONBRIDGE US, INC. (TENANT).

TENANT FINISH SPECIFICATIONS

None.